Consent of Independent Auditors

We consent to the reference to our firm under the caption
"Auditors" and to the use of our report dated February 7, 1997 in the Post-Effective Amendment Number 14 to Registration Statement
Number 33-26844 on Form S-1 and related prospectus of IDS
Certificate Company for the registration of its American Express
Investors Certificate.

Our audits also included the financial statements schedules of IDS Certificate Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the management of the IDS Certificate Company. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements as a whole, present fairly in all material respects the information set forth therein.



Minneapolis, Minnesota
April 18, 1997